Exhibit 10.3

FIRST LANDMARK BANK

STOCK OPTION PLAN

Approved by the Shareholders of

First Landmark Bank

at the Annual Meeting

held May 22, 2008

FIRST LANDMARK BANK

2007 STOCK OPTION PLAN

1.	DEFINITIONS

a.	“Bank” – FIRST LANDMARK BANK
b.	“Code” - Internal Revenue Code of 1986, as amended.
c.	“Committee” - the Compensation Committee of the Board of Directors.
d.	“Common Stock” - common voting stock of the Bank.
e.	“Board” - voting members of the Board of Directors of the Bank.
f.	“Incentive Stock Option or ISO” - an option granted under the Plan which constitutes an “incentive stock option” within the meaning of Section 422 of the Code.
g.	“Non-Qualified Stock Option or NQSO” - an option granted under the Plan which does not qualify as an ISO.
h.	“Option” - right to purchase shares of Common Stock which may either be an ISO or a NQSO.
i.	“Option Agreement” - formal agreement for each grant with specific terms and conditions not inconsistent with this Plan.
j.	“Optionee”- an eligible person under Section 5 below who has been granted options under this Plan.
k.	“Plan”- First Landmark Bank 2007 Stock Option Plan.

2.	PURPOSE

The purposes of the Plan are: (i) to assist the Bank in securing and retaining key employees and directors of outstanding ability by making it possible to offer them an increased incentive to join or continue in the service of the Bank; and (ii) to increase the key employees’ efforts for the Bank’s welfare by participating in the ownership and growth of the Bank. The Options granted under the Plan may either be Incentive Stock Options or Non-Qualified Stock Options as specified in the Option Agreement. Any Option that fails to qualify as an ISO shall be a NQSO.

3.	SHARES SUBJECT TO THE PLAN

Subject to adjustments pursuant to the provisions of Section 14, there shall be authorized and reserved for issuance upon the exercise of Options to be granted under the Plan, Two Hundred Thousand (200,000) shares of Common Stock. If an Option expires or terminates for any reason without being exercised in full, the unpurchased shares subject to such Option shall again be available for purposes of the Plan.

4.	ADMINISTRATION

The Committee, whose members shall not be participants in the Plan, will have complete authority to interpret the Plan, make grants, and determine terms and conditions within the context of the Plan.

5.	ELIGIBILITY

The following persons are eligible to receive Options under the Plan: Full-time key employees or directors of the Bank who are selected by the Committee from time to time and who, in the opinion of the Committee, have contributed in the past or who may be expected to contribute materially in the future to the successful performance of the Bank.

6.	GRANTING OF OPTIONS; OPTION EXERCISE PRICE

The Board, upon recommendation of the Committee, may grant Options to full-time key employees of the Bank as desirable. Any Option granted hereunder shall have a per share option exercise price at least equal to the fair market value of a share of the Common Stock on the date of the grant, except as stated in paragraph 10 below. The Option exercise price shall be subject to adjustments in accordance with the provisions of Section 14 herein.

7.	TERM OF OPTION

Subject to the provisions of Section 9 herein, the period during which each Option may be exercised shall be fixed by the Committee at the time such Option is granted, but such period shall expire not later than ten years from the date the Option is granted.

8.	MANNER OF EXERCISE

The Options shall be exercised by written notice, delivered to the Secretary of the Bank and signed by the Optionee or his or her successors stating the number of shares with respect to which the Option is being exercised. Payment in full of the Option price of the said shares must be made at the time of exercise, and payment must be made in immediately available funds.

9.	TERMINATION OF OPTIONS

All unexercised Options will terminate upon the lapse by their terms and, in the case of ISO’s, if earlier, ninety (90) days after the termination of the Optionee’s employment with the Bank by reason other than death. If an Optionee with ISOs should die while employed or within three (3) months after termination of employment, the right of the Optionee or his or her successor in interest to exercise an Option shall terminate not later than twelve (12) months after the date of death. During such periods, all unexercised Options may be exercised by the Optionee or his legal representative in the event of death or mental disability.

10.	LIMITATIONS RELATING TO INCENTIVE STOCK OPTIONS

The following limitations apply to Incentive Stock Options:

(a)

ISO’s shall not be granted to any individual pursuant to this Plan, the effect of which would be to permit such person to first exercise ISO’s, in any calendar year, for the purchase of shares having a fair market value in excess of $100,000 (determined at the time of the grant of the Options). Optionee may exercise ISO’s for the purchase of shares valued in excess of $100,000 (determined at the time of grant of the Options) in a calendar year, but only if the right to exercise such ISO’s shall have first become available in prior calendar years.

(b)

No ISO shall be granted to an individual who, at the time the ISO is granted, owns more than ten percent (10%) of the combined voting power of all classes of stock of the Bank then outstanding unless, at the time the ISO is granted, the option price is at least one hundred ten percent (110%) of the fair market value of the Common Stock subject to the ISO and the ISO, by its terms, is not exercisable after the expiration of five (5) years from the date of grant.

11.	NONTRANSFERABILITY OF OPTIONS; RESTRICTIONS ON ISSUANCE OF COMMON STOCK

Options granted under this Plan are nontransferable except by will or by the laws of descent and distribution. No shares shall be delivered pursuant to any exercise of an Option until the requirements of such laws and regulations, as may be deemed by the Board to be applicable to them, are satisfied and until payment in full as described in Section 8 of the Option price is received by the Bank.

12.	RIGHTS OF OPTIONEE

An Optionee will have no rights as a shareholder until a stock certificate for the Common Stock is issued. Nothing in the Plan, in any Option Agreement or resulting stock ownership, will give to an Optionee any right to continuation of employment.

13.	OTHER TERMS AND CONDITIONS

All Options granted hereunder pursuant to any single Option Agreement shall vest in equal amounts over a vesting period not less than three (3) years in duration. Any Option granted hereunder shall contain additional terms which are not inconsistent with the terms of this Plan, as the Board or the Committee deems necessary or desirable.

14.	CAPITAL ADJUSTMENTS AFFECTING STOCK

In the event of a capital adjustment resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of shares, the number of shares of stock subject to this Plan and the number of shares under any Option granted hereunder shall be adjusted consistent with such capital adjustment. The price of any share under Option shall be adjusted so that there will be no change in the aggregate purchase price payable upon the exercise of any such Option. The granting of an Option pursuant to this Plan shall not affect in any way the right or power of the Bank to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

After any merger, consolidation or reorganization of any form involving the Bank as a party thereto involving any exchange, conversion, adjustment or other modification of the outstanding shares of the Bank’s Common Stock, each Optionee at the time of such reorganization shall, at no additional cost, be entitled, upon any exercise of his or her Option, to receive, in lieu of the number of shares as to which such option shall then be so exercised, the number and class of shares of stock or other securities or such other property to which such Optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation, if at the time of such merger or consolidation, such Optionee had been a holder of record of a number of shares of the Common Stock of the Bank equal to the number of shares as to which such Option shall then be so exercised. Comparable rights shall accrue to each Optionee in the event of successive mergers or consolidations of the character described above.

The foregoing adjustments and the manner of their application will be in the sole discretion of the Committee to determine.

Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Bank each Option granted under the Plan shall terminate.

15.	AMENDMENTS, SUSPENSION OR TERMINATION OF THE PLAN

The Board of the Bank shall have the right, at any time, to amend, suspend or terminate the Plan; provided, however, no amendments shall be made in the Plan without the approval of the stockholders of the Bank which:

(a)	Increase the total number of shares for which Options may be granted under this Plan for all key employees except as provided in Section 14.

(b)	Change the minimum purchase price for the optioned shares except as provided in Section 14.

(c)	Adversely affect outstanding Options or any unexercised rights thereunder except as provided in Section 14.

(d)	Extend the termination date of the Plan.

16.	EFFECTIVE DATE

The Plan shall take effect on May 23, 2008, and shall terminate on May 22, 2018 [TEN YEARS LATER]. No Options may be granted under the Plan after its termination date, but any Option granted prior thereto may be exercised in accordance with its terms. The Plan and all Options granted pursuant to it are subject to all laws, approvals, requirements and regulations of any governmental authority which may be applicable thereto and, notwithstanding any provisions of the Plan or Option Agreement, the holder of an Option shall not be entitled to exercise his or her Option nor shall the Bank be obligated to issue any shares to the holder if such exercise or issuance shall constitute a violation by the holder or the Bank of any provisions of any such approval requirements, law or regulations.

17.	REGULATION

The Bank’s regulators may direct the Bank to require plan participants to exercise or forfeit their stock rights if the Bank’s capital falls below the minimum requirements, as determined by the regulators.